UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 6, 2002

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

Content of LabOne Conference Call held November 6, 2002

The following report is about LabOne's third quarter 2002. Some portions of the following discussion contain "forward-looking statements," including, but not limited to, projections and statements of service expansion, volumes, average selling prices, costs, revenues, and margins. Forward-looking statements often can be identified by the use of forward-looking terminology, such as "believes," "expects," "may," "will," "should," "could," "intends," "plans," "estimates," "anticipates," variations there of, or similar expressions. The Company's future results of operations, financial condition and business operations may differ materially from those expressed in these forward-looking statements. Many factors could cause actual results to differ materially from those that may be expressed or implied in such forward-looking statements, including, but not limited to, the volume, mix and pricing of laboratory tests and other services provided by the Company, competition and the significantly greater financial and other resources available to competitors, the extent of market acceptance of the Company's healthcare and substance abuse testing and related services, the Company's ability to execute its growth strategy which includes acquiring ongoing businesses and entering into strategic alliances, the availability on reasonable terms of acquisition candidates and of additional debt and equity financing to finance acquisitions, the ability of the Company to successfully integrate acquisitions, the loss of one or more significant customers, natural disasters or other interruptions to our ability to provide testing services at our single testing facility, general economic conditions and other factors detailed from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission, including the Cautionary Statement filed as Exhibit 99 to the Company's Annual Report on Form 10-k. Investors are cautioned not to put undue reliance on any forward-looking statement.

We are pleased to announce our third quarter results which included a 28% increase in revenues and a 109% increase in EBITDA excluding charges associated with the Osborn acquisition in the same period last year. As noted in our earnings release today, risk assessment revenues increased 32% compared to the third quarter last year. Over half of such growth was attributable to revenues from non-laboratory services such as paramedical examinations, information retrieval services, and teleunderwriting. During the second quarter of this year, we completed an initiative to provide teleunderwriting services for a large national life insurance company. Based on the client satisfaction expressed and discussion with other insurance carriers, we remain very optimistic about our ability to expand this service with other clients.

We continue to realize record testing volumes in healthcare and improved margins related to increased capacity utilization. The EBITDA contribution for healthcare testing increased in excess of 220% compared to the same quarter last year on a 26% increase in specimen volume. The EBITDA contribution for substance abuse testing increased five times compared to the same quarter last year on a reduction of 4% in volumes reflecting improved efficiencies in our toxicology operations.

As previously mentioned, we continue to evaluate numerous paramedical and clinical lab acquisition opportunities, with much of our resources focused on the latter. Again, core to our strategy is increasing capacity utilization in our routine testing lab through acquisitions. Additionally, these clinical acquisitions afford us the economic justification to transition more esoteric testing in house. We are in varying stages in our reviews. I hope to have more to report on this subject in the near future.

Third quarter operations at LabOne were again characterized by strong volumes in our insurance and clinical laboratories, as well as in related services. Insurance applicants were 1.3 million for the quarter, a 21% increase over the same period a year ago. Healthcare testing volume continued its climb, as 475,000 patient samples were processed compared with 376,000 a year ago, or a 26% increase. Volumes in substance abuse testing were off compared with last year, but improved relative to first and second quarter. Testing volume for the third quarter was down only 4% from last year, compared to an 11% decline experienced in first quarter. Urine and oral fluid donors tested were 600,000 compared with 628,000 last year.

Our laboratory operations continue to realize improving gross margins. Insurance testing margins are up from 40.8% in the third quarter of 2001 to 43.3% this quarter, due to expense reduction activities and increased volume. Improvements in average selling price, incremental volume and internal cost controls continue to drive healthcare gross margins to 42.9% from 36.2% a year ago. And, despite weak volume, toxicology gross margins were 25.3% compared with 14.7% last year.

With several major cost improvement initiatives behind us, or in late stages of implementation, our laboratory is prepared to process substantial additional volume at relatively low incremental costs. Our investments in testing platforms and I.T. development have improved service and quality for clients as well. Our turn-around-times for both laboratories have never been better, and we continue to offer overnight results for clinical clients on an increasingly broad testing menu. We've recently undergone routine inspections from both the College of American Pathologists and the Department of Health and Human Services, and again, received the highest ratings possible. In fact, not a single deficiency was noted on College of American Pathologists inspection last month.

The continuing adoption of our vertically integrated insurance service offering has proven that our "single-source" solution to completing the underwriting requirements to issue a life-insurance case is valued by the market place. Our "CaseOne" services include tele-underwriting, paramedical examinations, laboratory testing, inspections and medical records retrieval. As a company, we have completed substantial investments to create the "CaseOne" opportunity and are providing industry leading turn-around-time, connectivity, and service for our clients.

Third quarter revenues were $74.6 million compared to $58.2 million in the third quarter 2001. Revenues for the third quarter included $6.4 million contributed by the Osborn Group compared to $2.6 million in the third quarter 2001. Contrasted with the third quarter last year, revenues for risk assessment services increased 32% to $51.9 million, healthcare testing increased 35% to $15.4 million and substance abuse testing decreased 1% to $7.3 million.

Net income for the third quarter was $3.7 million or $0.23 per diluted share compared to a net loss of $3.5 million or $.33 per diluted share for the same quarter in 2001. It is important to note that net income in the third quarter 2001 reflected a non-cash charge of $3.2 million related to warrants issued in connection with the investment by Welsh, Carson, Anderson and Stowe. Additionally, net income in the third quarter of 2001 reflected approximately $0.4 million of after-tax charges associated with the acquisition of the Osborn Group. Net income for the third quarter 2002 does not include amortization of goodwill in accordance with SFAS 142. Comparatively, the net loss for the third quarter 2001 would have been $2.6 million or a loss of $0.25 per diluted share, on a lower share number, if SFAS-142 had been in effect at such time. EBITDA for the third quarter 2002 was $9.6 million including $11.0 million for risk assessment services, $3.2 million for healthcare, $1.4 for substance abuse testing, offset by $6.0 million for corporate selling, general and administrative expenses. This compares to the third quarter last year with EBITDA of $3.9 million or $4.6 million excluding charges associated with the acquisition of the Osborn Group. Third quarter 2001 EBITDA included $7.6 million for risk assessment services, $1.0 million for healthcare, $0.2 million for substance abuse testing, offset by $4.9 million for corporate selling, general and administrative expenses.

Working capital increased $12.0 million from December 2001, comprised $5.3 million increase in cash balances and an increase in accounts and notes receivable. For the nine months ended September 30, 2002, net cash provided by operations increased 58% to $13.3 million compared to the nine months ended September 30, 2001. Net indebtedness, or long-term debt, subordinated debt and current maturities, adjusted for cash balances, decreased by $2.2 million since the first of the year. Net indebtedness to total book capitalization at was 30% at September 30, 2002 compared to 34% at December 31, 2001.

Question and Answer Session:

Q:   You commented about initiatives to do acquisitions in the clinical lab space and that it's an ongoing effort. Can you just give us some sense of what that environment looks like, and specifically what kind of things you're looking at acquiring?

A:   Really for the last year, particularly the last six months, we've been looking at clinical laboratories in the healthcare arena. We're very optimistic in terms of putting a deal together. We think, certainly with the large plant that we have here, that we can bring some of the blood specimens to our laboratory and achieve some economies of scale. Right now we're currently evaluating several interesting opportunities for the company, but it would really be premature for me to comment any more at this time.

Q:   Can you tell me how many teleunderwriting customers you have roughly now and how big that business probably will be over the next year or two?

A:   Right now, in terms of teleunderwriting customers, we have one very large customer, and we have about a dozen other customers. In terms of where that business is going, that's probably the hottest product in the risk assessment marketplace. There is tremendous interest in teleunderwriting, and we're very optimistic about the future. In terms of projections and where it's going, right now we're doing about 50,000 reviews on a monthly basis. It certainly depends on which way some of the larger companies go in the teleunderwriting evaluations that are currently being done, but again, without being too specific as far as numbers, I'm very optimistic about the future but I can't give you a precise number.

Q:   Does that one large customer account for a very substantial part of the total volume? Is it more than 30% of your total volume would come from one customer?

A:   Yes.

Q:   Typically do you see a seasonal decline in gross margins in third quarter? I know you saw it this quarter. Iit was there the third quarter a year ago. Is that just based on a little bit weaker seasonal quarter that you see that drop?

A:   Yes. Principally, the seasonality that we experience in the third quarter is related to toxicology and it's also enhanced by risk assessment in the summer months. In July and August in particular, a number of the brokers and agents are typically taking vacation, and we see those volumes pick up in the fourth quarter.

Q:   Can you give us a sense either qualitatively or quantitatively in terms of the number of tests you're offering now versus, say, a year ago or the beginning of the year? How many new tests are you actually able to offer now that your scale is increasing?

A:   I'll answer qualitatively or with regard to the tests we've added. We've literally added dozens of new tests to our menu this year. I'm cheating a little bit because one of those platforms we've brought on is allergy testing, and there are a myriad of tests that come under that umbrella. But additional big platforms included the PCR bench for which there are actually a number of tests there, about six, that we can do now using PCR technology that we didn't have on board. Our atomic absorption room is just about finished, which is intended primarily to replace our current lead testing technology, but it opens up a whole group of heavy metals testing. So what happens when we add a platform, you end up getting four or five, half a dozen, or even in the case of allergy testing, dozens of new assays that you can run on it. So I'll answer that in terms of platforms, and I can identify about six platforms we've added that open up that kind of testing menu for us. One of the things that's very exciting for us in the number of acquisition issues that we've looked at is not only in combination with the increase in our healthcare testing volumes, but also in looking at those volumes certainly strengthens our resolve to bring more esoteric testing in-house.

Q:   What kind of rate are you paying on your long-term debt? Is it fixed or variable?

A:   It's variable. It's a spread to LIBOR of about 225 basis points over.

Q:   As we look out towards next year, what kind of capex are you looking for next year?

A:   Relatively in line with what we did last year and what we're doing this year. Last year we did about $6 million of capex which is broken down about 60% development and 40% maintenance capex. That's in line with this year. The development portion of it is going to vary depending upon our initiatives. Last year it was largely building a stronger IT infrastructure for ExamOne. This year it's been building the infrastructure and the build-out of the Lee's Summit teleunderwriting initiative.

Q:   So effectively you might have close to $16 million in free cash flow next year potentially?

A:   Potentially.

Q:   How far are you willing to leverage the balance sheet in terms of acquisitions?

A:   With a strong enough EBITDA contribution from an acquisition target, I guess I wouldn't be uncomfortable with 50% debt to cap. You could even go a little bit higher if you felt that the contribution and the payback obviously was going to be relatively short. I would like to target, quite candidly, somewhere in the neighborhood of 40 to 50% debt to cap.

Q:   I just wanted to clarify the cash from operations in the quarter was $6.3 million?

A:   Yes. And as you'll see, $13.3 million year to date.

Q:   And the capex in the quarter?

A:   I know year to date is in line with last year which is about $6 million.

Q:   Could you provide a little more detail in terms of the components of the risk assessment revenue. Roughly how much is paramedical, teleunderwriting and lab?

A:   About 50% of the revenue is related to the lab and the ancillary services with the lab. Teleunderwriting is contributing now somewhere in the neighborhood of about 15%. The bulk of the rest of it is along the lines of the Intellisys products, and obviously the paramedical examinations represent the lion's share of that, probably about 30%.

Q:   Your SG&A cost in aggregate seemed to decline from the second quarter to the third quarter from $15 million to $14.2 million. Could you give some color as to why it declined sequentially and whether it was at a level that you could sustain going forward?

A:   When you say at a level, in terms of percentage I'd answer that yes. You have the phenomenon of the number of days in a quarter from one quarter to another, and then there were some reductions in our cost of customer service.

Q:   Can you provide an update on the Lab Card program?

A:   The Lab Card program continues to do very well for the company. We have three million plus members in the Lab Card network, and actually the utilization with our existing clientele has increased significantly. So when you look at those increased clinical healthcare revenues, a nice part of that growth is attributable to revenues from existing customers where we've had an experience of better utilization with the Lab Card program. Some of those large customers' utilization patterns have increased from the mid to low 20% to over 30%; we've seen that experience in both Q2 and Q3 of this year; and continue to climb.

Q:   I wanted to revisit the operating cash flow for next year. I was wondering if there was any update to your guidance in terms of what you think you'll do in operating cash flow next year.

A:   We have not given more specific guidance as of yet; we will in the near future. We gave guidance at the end of the second quarter, and really the only reason why we're not giving it at this point, quite candidly, is that we haven't had our Board meeting, and we're going to go through the formal process of their approval of our budget for '03.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: November 7, 2002	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer